Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Organogenesis Holdings Inc. of our report dated March 9, 2020, relating to the consolidated financial statements of Organogenesis Holdings Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

October 16, 2020